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                                                                 Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                  Year Ended 30 September
                                               --------------------------------------------------------------
                                                1993          1994          1995          1996          1997
                                               ------        ------        ------        ------        ------
                                                                   (Millions of dollars)
EARNINGS:

Income before extraordinary item and
   the cumulative effect of accounting
   changes:                                    $200.9        $233.5        $368.2        $416.4        $429.3
Add (deduct):
   Provision for income taxes                   103.0          95.2         186.2         195.5         203.4
   Fixed charges, excluding capitalized
     interest                                   127.3         127.1         148.8         184.0         233.0
   Capitalized interest amortized during
     the period                                   7.7           8.0           9.1           9.4           8.3
   Undistributed earnings of less-than-
     fifty-percent-owned affiliates              (8.1)         (2.8)        (25.4)        (40.6)        (31.1)
                                               ------        ------        ------        ------        ------
     Earnings, as adjusted                     $430.8        $461.0        $686.9        $764.7        $842.9
                                               ======        ======        ======        ======        ======

FIXED CHARGES:

Interest on indebtedness, including
   capital lease obligations                   $118.6        $118.2        $139.4        $171.7        $217.8
Capitalized interest                              6.3           9.7          18.5          20.0          20.9
Amortization of debt discount
   premium and expense                             .7            .8            .2           1.5           1.8
Portion of rents under operating leases
   representative of the interest factor          8.0           8.1           9.2          10.8          13.4
                                               ------        ------        ------        ------        ------
     Fixed charges                             $133.6        $136.8        $167.3        $204.0        $253.9
                                               ======        ======        ======        ======        ======

RATIO OF EARNINGS TO FIXED CHARGES:               3.2           3.4           4.1           3.7           3.3
                                               ======        ======        ======        ======        ======
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